EXHIBIT 99.1
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                                 News Release

                                   LANDAUER

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                            LANDAUER, INC. REPORTS
                       FISCAL 2010 FIRST QUARTER RESULTS

                        Revenue Fueled by Acquisitions
                  Continued Execution on Strategic Priorities


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-441-8311
      jsinger@landauerinc.com

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GLENWOOD, ILL.--FEBRUARY 2, 2010--LANDAUER, INC. (NYSE: LDR), a recognized global leader in personal and environmental radiation monitoring and the leading domestic provider of outsourced medical physics services, today reported financial results for its fiscal 2010 first quarter ended
December 31, 2009.


FISCAL 2010 FIRST QUARTER HIGHLIGHTS

..     Revenue grew 21 percent to $27.2 million on contribution from acquired companies and international growth.

..     Gross profit grew 12 percent to $17.1 million on increased sales and revenue mix.

..     Completed the acquisition of Global Physics Solutions, Inc. as a platform to expand into the medical physics services market on November 9, 2009.

..     Incurred acquisition related transaction and reorganization costs of $1.5 million ($1.1 million, after-tax, or $0.12 per diluted share).

..     Reported net income declined 17 percent to $5.1 million, or $0.55 per diluted share, including the after-tax effect of acquisition related transaction and reorganization costs.

"We are pleased with our results for the first quarter of fiscal 2010, which reflect the continued focus on executing our strategic priorities: optimizing our core business, driving competitive growth, and pursuing strategic expansion," stated Bill Saxelby, President and CEO of Landauer. "Our revenue performance confirms the success of our strategic expansion strategy and our continued focus on international growth. The acquisitions of Global Physics Solutions, Inc. and Gammadata Matteknik AB in November are solid examples of our strategy to pursue new growth opportunities. These high quality companies complement Landauer's competencies while providing entrance into new market segments and international geographies."


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         Landauer, Inc. 2 Science Road  Glenwood, Illinois 60425-1586
                   Telephone: 708.755.7000  landauerinc.com


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                                                              LANDAUER, INC.
                                                              ADD 1



ACQUISITIONS AND INTERNATIONAL PERFORMANCE FUEL REVENUE GROWTH

Revenues for the first fiscal quarter of 2010 were $27.2 million, a 21 percent increase compared with the $22.4 million reported for the first fiscal quarter of 2009. Domestic revenue increased 9 percent, or $1.5 million, on contribution from Global Physics Solutions of $2.1 million, offset by declines in domestic service revenue. International revenue increased 62 percent, or $3.3 million, due to contributions from acquired companies of $1.3 million, organic growth and the strengthening of most foreign currencies against the dollar.

Cost of sales for the first fiscal quarter of 2010 were $10.2 million, a 42 percent increase compared with the $7.1 million reported for the first fiscal quarter of 2009. The primary factor contributing to the increase was $2.0 million of increased cost from acquired companies. The gross margin declined to 63 percent from 68 percent in the year ago period, primarily due to the lower margin contribution of Global Physics Solutions.

Selling, general and administrative costs for the first fiscal quarter of 2010 increased 20 percent, or $1.3 million. The primary factors contribu-ting to the increase were approximately $1.1 million of increased spending from acquired companies and increased expense spending to re-engineer business processes and to replace the Company's IT systems that support customer relationship management and the order-to-cash cycle.

In conjunction with the acquisitions completed during the quarter, the Company incurred $1.5 million ($1.1 million, after-tax) of acquisition related transaction and reorganization costs. Other income, net, for the first fiscal quarter declined 12 percent, or $68,000, due to increased interest expense on outstanding borrowings to support the acquisitions completed during the quarter.

Net income, including the $1.1 million after-tax impact of acquisition related transaction and reorganization costs, for the first fiscal quarter ended December 31, 2009 was $5.1 million, a decline of 17 percent compared with $6.1 million for the first fiscal quarter of 2009. Also contributing to the decline in earnings was an increase in the effective tax rate for the first fiscal quarter of 2010 to 36.5 percent compared with 33.6 percent for the first fiscal quarter of 2009. The increase is due primarily to the non-deductibility of certain acquisition related costs and the elimination of certain tax credits realized in the 2009 quarter. The resulting diluted earnings per share for the first fiscal quarter of 2010 were $0.55 compared with $0.66 for the first fiscal quarter of 2009. Excluding the effect of acquisition related transaction and reorganization costs, net income for the first fiscal quarter of 2010 was $6.2 million, or $0.67 per diluted share.


SOLID FINANCIAL POSITION

Landauer ended the first fiscal quarter of 2010 with total assets of $141.8 million and working capital of $13.4 million. At December 31, 2009, Landauer had $18 million in outstanding borrowings incurred to support the acquisitions completed during the quarter. Cash provided by operating activities was $8.5 million, an increase of $7.4 million from the first fiscal quarter of 2009. The increase is due primarily to the non-recurring prior year payment to the Company's defined benefit pension plan to increase funding, and other timing related changes in the components of working capital.







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                                                              LANDAUER, INC.
                                                              ADD 2



Fiscal 2010 Outlook

Landauer's business plan for fiscal 2010 includes projections currently for aggregate revenue growth for the year to be in the range of 25 to 30 percent. The recently completed acquisitions are expected to contribute 20 to 23 percent of the growth. The business plan includes expense spending of $2.5 to $3.5 million to support the completion of the Company's systems initiative. The Company projects a net income increase in the range of 4 to 8 percent, excluding the impact of acquisition related transaction and reorganization costs in fiscal 2010 and the fiscal 2009 after tax impact of pension curtailment and transition costs and reorganization costs of $1.8 million.


CONFERENCE CALL DETAILS

Landauer has scheduled its first quarter conference call for investors over the Internet on Tuesday, February 2, 2010 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). To participate, callers should dial 877-941-8631 (within the United States and Canada), or 480-629-9820 (international callers) about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company's website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4205610#, which will be available until March 2, 2010. The replay of the call will remain available on Landauer's website for 90 days.


ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.6 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia, Mexico, Sweden and other countries. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and diagnostic physics services and educational services to the medical physics community.

















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                                                              LANDAUER, INC.
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SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, the section titled "Fiscal 2010 Outlook") constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the company's development and introduction of new technologies in general; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; the costs associated with the company's research and business development efforts; the usefulness of older technologies; the effectiveness of and costs associated with the Company's IT platform enhancements; the anticipated results of operations of the company and its subsidiaries or ventures; valuation of the company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the company's business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the cost of obligations under the Company's benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the company to incur unanticipated expenses. You can find more information by reviewing the "Risk Factors" section in the company's Annual Report on Form 10-K for the year ended September 30, 2009, and other reports filed by the company from time to time with the Securities and Exchange Commission.




                            FINANCIAL TABLES FOLLOW


























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                                                              LANDAUER, INC.
                                                              ADD 4



                FIRST FISCAL QUARTER 2010 FINANCIAL HIGHLIGHTS

           (unaudited, amounts in thousands, except per share data)



                                                      Three months ended
                                                         December 31,
                                                     --------------------
                                                       2009        2008
                                                     --------    --------

Net revenues . . . . . . . . . . . . . . . . . . .   $ 27,234    $ 22,438

Costs and expenses:
    Cost of sales. . . . . . . . . . . . . . . . .     10,156       7,140
    Selling, general and administrative. . . . . .      7,804       6,493
    Acquisition and reorganization costs . . . . .      1,517        --
                                                     --------    --------
                                                       19,477      13,633

Operating income . . . . . . . . . . . . . . . . .      7,757       8,805

Other income, net. . . . . . . . . . . . . . . . .        501         569
                                                     --------    --------

Income before taxes. . . . . . . . . . . . . . . .      8,258       9,374
Income taxes . . . . . . . . . . . . . . . . . . .      3,017       3,147
                                                     --------    --------

Net income . . . . . . . . . . . . . . . . . . . .      5,241       6,227
Less:  net income attributed to
  noncontrolling interest. . . . . . . . . . . . .        114          85
                                                     --------    --------
Net income attributed to Landauer, Inc.. . . . . .   $  5,127    $  6,142
                                                     ========    ========

Net income attributed to Landauer, Inc. per
  common share:
    Basic. . . . . . . . . . . . . . . . . . . . .   $   0.55    $   0.66
                                                     ========    ========
    Weighted average basic shares outstanding. . .      9,274       9,280
                                                     ========    ========

    Diluted. . . . . . . . . . . . . . . . . . . .   $   0.55    $   0.66
                                                     ========    ========
    Weighted average diluted shares outstanding. .      9,311       9,310
                                                     ========    ========

















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                                                              LANDAUER, INC.
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                      SUMMARY CONSOLIDATED BALANCE SHEETS

                       (unaudited, amounts in thousands)


                                              December 31,  September 30,
                                                  2009           2009
                                              ------------  -------------

ASSETS
Current Assets:
    Cash and cash equivalents. . . . . . . .      $ 18,513       $ 36,493
    Receivables, net of allowances . . . . .        22,001         20,663
    Other current assets . . . . . . . . . .        10,581         11,381
                                                  --------       --------
Total current assets . . . . . . . . . . . .        51,095         68,537

Net property, plant and equipment. . . . . .        31,082         26,151
Equity in joint venture. . . . . . . . . . .         6,611          7,421
Goodwill and other intangible assets,
  net of amortization. . . . . . . . . . . .        47,213         17,380
Dosimetry devices, net of amortization . . .         4,593          4,583
Other assets . . . . . . . . . . . . . . . .         1,211          1,133
                                                  --------       --------
TOTAL ASSETS . . . . . . . . . . . . . . . .      $141,805       $125,205
                                                  ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable . . . . . . . . . . . .      $  8,039       $  5,193
    Dividends payable. . . . . . . . . . . .            37          4,996
    Deferred contract revenue. . . . . . . .        15,862         15,632
    Short-term debt. . . . . . . . . . . . .         4,500          --
    Other current liabilities. . . . . . . .         9,241         11,054
                                                  --------       --------
Total current liabilities. . . . . . . . . .        37,679         36,875
Non-current Liabilities:
    Pension and postretirement
      obligations. . . . . . . . . . . . . .         8,368          8,238
    Deferred income taxes. . . . . . . . . .         6,810          4,608
    Long-term debt . . . . . . . . . . . . .        13,500          --
    Other non-current liabilities. . . . . .         1,206          1,030
                                                  --------       --------
Total non-current liabilities. . . . . . . .        29,884         13,876

Landauer, Inc. stockholders' equity. . . . .        73,657         73,761
Noncontrolling interest. . . . . . . . . . .           585            693
                                                  --------       --------
Total equity . . . . . . . . . . . . . . . .        74,242         74,454
                                                  --------       --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY . . . . . . . . . . .      $141,805       $125,205
                                                  ========       ========



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